Exhibit 99.1
Recursion Provides Business Updates and Reports Third Quarter 2023 Financial Results

•Entered into a collaboration with Tempus giving Recursion access to over 20 petabytes of multimodal oncology data for the purpose of training causal AI models together with Recursion's proprietary data and for designing biomarker and patient stratification strategies for clinical programs
•Expansion of Recursion's in-house supercomputer, BioHive-1, with NVIDIA H100 GPUs will likely make it the most powerful computer wholly owned or operated by any biopharma company and among the 50 most powerful supercomputers on the Top500 List
•Updated collaboration with Bayer to deliver against their thematic focus in precision oncology with higher per program milestones and broader use of Recursion's OS

SALT LAKE CITY, November 9, 2023 — Recursion (Nasdaq: RXRX), a leading clinical stage TechBio company decoding biology to industrialize drug discovery, today reported business updates and financial results for its third quarter ending September 30, 2023.

“Since our founding we have led TechBio with a belief that the next generation of biopharma leaders would operate at the intersection of scaled datasets and accelerated computing," said Chris Gibson, Ph.D., Co-founder and CEO of Recursion. "Today, we are thrilled to share our plans to continue leading the field forward at this nexus in order to advance a growing pipeline of both wholly owned and partnered programs towards impact for patients. First, on the data front, we are excited to announce a collaboration with Tempus, giving us access to over 20 PB of proprietary data in precision oncology. I believe these forward-genetic data, combined with Recursion's multimodal reverse-genetic data, will continue strengthening our data-advantage. Second, on the compute front, we are pleased to announce a significant commitment to expand our BioHive-1 supercomputer to advance the exploration and construction of large AI models across our ever-growing proprietary biological data more rapidly and reliably. And finally, the evolution of our collaboration with Bayer and the recent exercise of our first oncology program option from Roche and Genentech highlights the growing appreciation of our Recursion OS by world-class teams in biopharma. We could not be more inspired about the future and are confident that the Recursion OS will continue to lead the transformation of BioTech into TechBio.”

Recursion OS: Industrializing drug discovery to transform BioTech into TechBio

Summary of Business Highlights

•Platform
◦Tempus Collaboration
▪Oncology-Focused, Precision Medicine Data: Tempus has built one of the world’s largest oncology-focused clinical and DNA/RNA molecular observational datasets. Our new collaboration with Tempus gives Recursion preferred access to these data. When combined with Recursion’s proprietary dataset of over 25 petabytes of interventional biological and chemical data, Recursion will now have approximately 50 petabytes of proprietary data fit for the purpose of machine learning at its disposal, enabling us to improve the training of causal AI/ML models of biology. When applied to our genome-wide reverse genetics platform, these data could facilitate the discovery of novel associations and mechanisms not otherwise identifiable in the clinical and forward genetics data from Tempus. Additionally, this patient-linked data will be used to support translating innovative therapeutics from Recursion’s platform directly to patients using novel biomarker and patient stratification strategies.
▪Terms of the Tempus Collaboration: Recursion entered into an agreement with Tempus to access its patient-centric data as part of a 5-year licensing agreement. Recursion will make annual payments to Tempus in cash or equity ranging between $22.0 million and $42.0 million each year, up to $160.0 million in aggregate, over the next 5 years in exchange for continued and updated data access and use rights for therapeutic development purposes.
◦Supercomputer Expansion: We have committed to working with NVIDIA to expand BioHive-1, our on-premise supercomputer. After the expansion, which will be completed in the first half of 2024, BioHive-1 computational capacity will increase by over 4x(adding more than 500 NVIDIA H100 GPUs to the more than 300 NVIDIA A100s already in place). We project that upon completion and benchmarking, BioHive-1 will be in the top 50 most powerful supercomputers in the world across any industry (according to the Top500 list) and will be the most powerful supercomputer owned and operated by any biopharma company. These additional computational resources will continue to support the construction of the largest foundation models across biology and chemistry using Recursion’s vast datasets and data generation capabilities as well as tools based on interactive large language models and autonomous agents.
◦Foundation Models: Our supercomputer expansion is meant to build on the deployment of our first Phenomics Foundation Model, PHENOM-1, which is a vision transformer utilizing hundreds of millions of parameters trained on billions of biological images from our proprietary phenomics library. PHENOM-1 demonstrated the scaling hypothesis within a biological context, namely that larger models trained on more diverse datasets lead to increased performance and emergent properties. With our recent acquisitions of digital chemistry company Cyclica and the deep-learning research team at Valence Discovery (now Valence Labs), the vast patient-centric data from Tempus and our own growing proprietary multi-omic datasets, we anticipate the construction and application of more foundation models and large language models across biology, chemistry and translation. Together, we believe these increasingly sophisticated models will enable us to drive new, better programs into clinical development both in our own pipeline and with our current and future partners at scale.

•Pipeline
◦Cerebral Cavernous Malformation (CCM) (REC-994): Our Phase 2 SYCAMORE clinical trial is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in participants with CCM. This study was fully enrolled as of June 2023 with 62 participants and the vast majority of participants who have thus far finished their first year of treatment have enrolled in the long-term extension study. We expect to share Phase 2 proof-of-concept data in H2 2024.
◦Neurofibromatosis Type 2 (NF2) (REC-2282): Our Phase 2/3 POPLAR clinical trial is a two part study of REC-2282 in participants with progressive NF2-mutated meningiomas due either to syndromic disease or initiating mutations in the meningiomas. Part 1 of the study is ongoing and is exploring two doses of REC-2282 in approximately 23 adults and 9 adolescents.We expect to share Phase 2 safety, tolerability, pharmacokinetics and preliminary efficacy in H2 2024.
◦Familial Adenomatous Polyposis (FAP) (REC-4881): Our Phase 2 TUPELO clinical trial is a two part study of REC-4881 in participants with FAP. Evaluation of three dose levels is ongoing, thereafter a dose expansion phase will commence evaluating the recommended Phase 2 dose in approximately 30 participants. We expect to share Phase 2 safety, tolerability, pharmacokinetics and preliminary efficacy in H1 2025.
◦AXIN1 or APC Mutant Cancers (REC-4881): Our Phase 2 LILAC clinical trial is a biomarker enriched two part study of REC-4881 in participants with unresectable, locally advanced or metastatic cancer with AXIN1 or APC mutations. The study will initiate in late Q4 2023 or early Q1 2024 and will explore the safety and efficacy of REC-4881 across three dose levels in 30-40 participants.
◦Clostridioides difficile Infection (REC-3964): In early September 2023, we announced completion of our Phase 1 clinical trial and reported that REC-3964 had been well tolerated in healthy volunteers with no serious adverse events. We expect to initiate a Phase 2 proof-of-concept study in patients with recurrent Clostridioides difficile infection in 2024.
◦RBM39 HR-Proficient Ovarian Cancer: RBM39 is a novel CDK12-adjacent target identified by the Recursion OS. We believe we can modulate this target to produce a therapeutic effect in HR-proficient ovarian cancer and potentially in other tumor types. This program is in the preclinical stage and IND-enabling studies are progressing.
•Partnerships
◦Bayer: Bayer and Recursion have signed an update to their collaboration around a select set of oncology programs. This decision allows Bayer to leverage Recursion’s capabilities to identify novel targets and compounds applicable to traditionally undruggable oncology indications as well as Recursion’s access to expansive oncology-focused, patient-centric data from Tempus for their closely partnered programs. Under the amended and restated agreement, Bayer will pay Recursion increased per program milestones which may be up to $1.5 billion for up to 7 oncology programs as well as royalties on net sales. In this oncology-focused collaboration, Recursion will use many of the new tools it has developed since the collaboration was first signed to potentially identify and nominate programs rapidly.
◦Roche-Genentech: In October 2023, Recursion announced that Roche-Genentech optioned its first partnership program in GI-oncology. This milestone represents a critical step in our joint efforts to initiate and advance new therapeutic programs using Recursion’s approach to map and navigate biology and chemistry. In the near-term, there is the potential for option exercises associated with map building or data sharing initiatives as well as option exercises associated with additional partnership programs.

Third Quarter 2023 Financial Results

•Cash Position: Cash and cash equivalents were $387.3 million as of September 30, 2023. This cash position excludes the $3 million to be paid by Roche-Genentech for optioning its first partnership program in GI-oncology.
•Revenue: Total revenue was $10.5 million for the third quarter of 2023, compared to $13.2 million for the third quarter of 2022. The decrease was due to the timing of workflows from our strategic partnership with Roche-Genentech.
•Research and Development Expenses: Research and development expenses were $70.0 million for the third quarter of 2023, compared to $40.8 million for the third quarter of 2022. The increase in research and development expenses was due to increased platform costs as we have expanded and upgraded our capabilities.
•General and Administrative Expenses: General and administrative expenses were $29.2 million for the third quarter of 2023, compared to $19.5 million for the third quarter of 2022. The increase in general and administrative expenses was due to an increase in salaries and wages of $5.8 million and increases in software and depreciation expenses.

•Net Loss: Net loss was $93.0 million for the third quarter of 2023, compared to a net loss of $60.4 million for the third quarter of 2022.
•Net Cash: Net cash used in operating activities was $72.9 million for the third quarter of 2023, compared to net cash used in operating activities of $54.5 million for the third quarter of 2022.

About Recursion
Recursion is a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montréal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
Investor@Recursion.com

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue
Operating revenue	$10,102	$13,053	$33,252	$26,005
Grant revenue	431	107	432	162
Total revenue	10,533	13,160	33,684	26,167

Operating costs and expenses
Cost of revenue	10,877	15,409	32,706	37,435
Research and development	70,007	40,836	171,744	111,716
General and administrative	29,199	19,488	80,364	61,761
Total operating costs and expenses	110,083	75,733	284,814	210,912

Loss from operations	(99,550)	(62,573)	(251,130)	(184,745)
Other income, net	6,533	2,128	16,060	2,761
Net loss	$(93,017)	$(60,445)	$(235,070)	$(181,984)

Per share data
Net loss per share of Class A, B and Exchangeable common stock, basic and diluted	$(0.43)	$(0.35)	$(1.16)	$(1.06)
Weighted-average shares (Class A, B and Exchangeable) outstanding, basic and diluted	214,327,186	173,435,970	203,090,637	172,122,974

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$387,322	$549,912
Restricted cash	2,256	1,280
Other receivables	3,164	2,753
Other current assets	17,780	15,869
Total current assets	410,522	569,814

Restricted cash, non-current	7,629	7,920
Property and equipment, net	86,248	88,192
Operating lease right-of-use assets	34,062	33,255
Intangible assets, net	39,459	1,306
Goodwill	52,750	801
Other assets, non-current	155	—
Total assets	$630,825	$701,288

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,265	$4,586
Accrued expenses and other liabilities	39,806	32,904
Unearned revenue	43,997	56,726
Notes payable	695	97
Operating lease liabilities	5,355	5,952
Total current liabilities	94,118	100,265

Unearned revenue, non-current	51,383	70,261
Notes payable, non-current	1,126	536
Operating lease liabilities, non-current	44,300	44,420
Deferred tax liabilities	1,931	—
Total liabilities	192,858	215,482

Commitments and contingencies

Stockholders’ equity
Common stock (Class A, B and Exchangeable)	2	2
Additional paid-in capital	1,312,591	1,125,360
Accumulated deficit	(874,626)	(639,556)
Total stockholders’ equity	437,967	485,806

Total liabilities and stockholders’ equity	$630,825	$701,288

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding the outcomes and benefits expected from access to the real-world multimodal data held at Tempus; outcomes and benefits of deriving therapeutic hypotheses by linking molecular data and outcomes data; outcomes and benefits of expanding our supercomputer; early and late stage discovery, preclinical, and clinical programs, including timelines for data readouts; licenses and collaborations, including option exercises by partners and additional partnerships; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; business and financial plans and performance, including cash runway; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “could,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.